Exhibit 99.1

Artificial Life, Inc. expands into Europe - launches Headquarters in Berlin and starts Artificial Life Europe GmbH

Hong Kong, 12 February 2007 – Hong Kong based Artificial Life, Inc. (OTC BB: ALIF), a leading provider of award-winning mobile 3G technology, games and applications today announced its expansion into Europe. The Company has founded a new entity called “Artificial Life Europe GmbH” and rented a new office in Berlin to be the headquarters of the Company for all its European operations with a main focus on customer service, sales and marketing as well as localization and customizations of its products for the diverse European markets. The current Chairman of Artificial Life, Inc. Eberhard Schoneburg has been assigned CEO of Artificial Life Europe GmbH.

“After having successfully launched our products in Asia in 2006 we now expand our operations and sales into Europe. By establishing our new headquarters in Berlin we will improve our client service and support activities and strongly expand our European sales force. As of today we have already signed up operators in Sweden, Norway, Finland, Denmark, all Baltic states, Austria and Luxembourg and many others are to follow this year” said Eberhard Schoneburg, CEO of Artificial Life, Inc.

About Artificial Life Inc

Artificial Life, Inc. (OTC: ALIF - news) is a public US corporation headquartered in Hong Kong and a leading global provider of award winning mobile technology, content, games and applications (see also the Company’s homepage: www.artificial-life.com; and the product websites ; www.v-girl.com; www.virtual-boys.com;www.v-penguins.com; www.poli-the-bear.com; and our m-commerce portal: www.botme.com).

Contact: Sandy Yeung, Tel (+852) 3102 2800; e-mail: ir@artificial-life.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Artificial Life, Inc.‘s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” described in the Company’s Annual Report or Forms 10-K, 10-K(SB) or 10-Q(SB) for the recent fiscal years. All information set forth in this press release is as of February 12, 2007 and Artificial Life, Inc. undertakes no duty to update this information unless required by law.